UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 27TH, 2003

                        HUBEI PHARMACEUTICAL GROUP, LTD.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                   0-25553                 88-0419476
            ------                   -------                 ----------
State or other jurisdiction of   (Commission File         I.R.S. employer
incorporation or organization         Number)          identification number


      410 PARK AVENUE, 15TH FLOOR
           NEW YORK, NY, USA                                   10222
----------------------------------------                       -----
(Address of principal executive offices)                      Zip Code


      Issuer's telephone number                           (604) 881-2899

ITEM 4. CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

As noted on an 8-K filed September 4th, 2003 Moen & Company has been retained to audit the financials of the Registrant as of July 31st, 2003. Within the 8K of September 4th, it was stated that "the former accountants report for the financial statements for the past year did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles." This is in error as the auditors report for the year ended January 31st, 2003 filed on form 10-KSB did contain a standard "Development Stage Activities and Going Concern" clause in the notes to the financial statements. We understand that this is, in fact, considered a modification as to uncertainty. We amend this to read "With the exception of a standard 'going concern' clause the former accountants report for the financial statements for the past year did not contain an adverse opinion or a disclaimer of opinion or qualification of modification as to uncertainty, audit scope or accounting principles."

Within the 8K of September 4th, it was stated that "Moen & Company has been
retained to audit the financials of the Registrant as of July 31st, 2003.   The
change of auditor was approved by unanimous consent of the board of directors." We further clarify that the appointment of Moen and Company was unanimously approved by the board of directors in a resolution dated June 27th, 2003 and that the appointment of Moen and Company was not based upon any disagreement with the prior auditors or discussion with the new auditor regarding the type of audit opinion that might be rendered. The company has completed the acquisition of a controlling interest in a Joint Venture previously announced and approved by the shareholders. Moen and Company have considerable experience at auditing subsidiaries located in China as well as a staff accountant that has practiced in China. The board felt that these two factors would help to ensure a timely audit of the acquisition. It is anticipated that the audited statement for the subsidiary company will be included in the consolidated statement to be filed with the quarterly statement for the period ending July 31st, 2003 and that this will be filed within several days.

Within the 8K of September 4th, it was stated that "It is not anticipated that the reports of Moen & Company will contain any adverse opinion or disclaimer or opinion, with the exception of a standard going concern' qualification, if applicable". While not clear in the filing, the scope of this statement was intended to be limited to their opinion, as anticipated, with respect to the audit of the acquisition and specifically not with respect to the year end filing for the fiscal year to end January 31st, 2004 as it is still a number of months away. Our anticipation with respect to their opinion is based upon independent valuations and other due diligence that the management has confidence in and that will be, in part, the subject of the audit report by Moen and Company. Moen and Company have further clarified that, in their opinion, in view of the fact that for the upcoming year the consolidated company would have working capital and ongoing operations the "going concern" paragraph would be considered to by unnecessary and that subsequent to their audit they would expect that the audit report attached to the upcoming year end financial statements would be a "clean" audit report without any adverse opinion or disclaimer and so, accordingly, would not contain a "going concern" paragraph.
A copy of their correspondence in this regard is attached hereto and incorporated herein by this reference.

The registrant has provided Morgan and Company with a copy of this amended disclosure. A copy of their response is attached hereto and incorporated herein by this reference as Exhibit 16.

ITEM 5. OTHER EVENTS

PRIVATE PLACEMENT - Within the 8K of September 4th, it was disclosed that On July 31st, 2003 Hubei Pharmaceutical Group, Ltd. (the "Company") closed on a private placement of 693,333 units at a price of $0.30 each consisting of one share of common stock and one warrant to purchase an additional share of common stock at a price of $0.80 if exercised on or before July 31st, 2004 or at a price of $1.50 if exercised after July 31st, 2004 and before July 31st, 2005. Subsequent to that disclosure the company received confirmation of additional funds of $10,700 from one of the original investors for which confirmation was not available at the earlier date and against which an additional 35,667 units will be issued. The company hereby amends the disclosure as follows: In total, the Company received approximately US$218,700 less approximately US$21,000 in finder's fees. All investors and recipients of finder's fees were arms length from the Company at the time of the investment. These are issued in reliance on exemptions from registration under the Securities Act of 1933, as amended. As a result, all shares of the Company issued with respect to the private placement are subject to restrictions on transfer under the applicable provisions of the securities act and carry a legend reflecting such restrictions.

EXHIBITS:

1.  Fax from Moen and Company regarding amended disclosure

16. Letter from former auditors Morgan and Company.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBEI PHARMACEUTICAL GROUP, LTD.

                                   /s/ Reid Li
                                   ------------------
                                   Reid Li, President


September 29th, 2003
--------------------
DATE